FOR IMMEDIATE RELEASE

American Realty Capital Healthcare Trust Announces the Appointment of Benjamin T. Hatz as
Vice President of Acquisitions

Appointment Comes as Company Announces Plan to List on NASDAQ

New York, New York, April 2, 2014 – American Realty Capital Healthcare Trust, Inc. (“ARC Healthcare”) announced today the appointment of Benjamin T. Hatz as Vice President of Acquisitions.

ARC Healthcare Chief Executive Officer Tom D’Arcy commented, “As ARC Healthcare moves forward with its NASDAQ listing application and positions itself for further growth, we are very cognizant of the requirement for a strong acquisition team.” He continued, “We are pleased to welcome Ben, who we think is an ideal candidate to spearhead this effort given his proven track record within the industry.”

Mr. Hatz added, “This is a unique opportunity to make a meaningful contribution to a company so well-positioned within the healthcare industry for future growth and success. I look forward to doing my part to help ARC Healthcare execute its strategic growth plan.”

Prior to joining ARC Healthcare, Mr. Hatz most recently served as Director of Acquisitions for the real estate investment firm ProMed Properties, Inc., where his primary responsibility was to identify, underwrite, structure, and close real estate transactions. Prior to ProMed, Mr. Hatz served as a Vice President at Citi Property Investors, the private-equity real estate investment arm of Citigroup, where he originated and closed investments in various asset classes and locations. Mr. Hatz is a member of the Urban Land Institute. He earned his M.B.A. from Columbia Business School and his B.S. from Cornell University.

About ARC HT

ARC HT is a publicly registered, non-traded REIT that qualified as a REIT for tax purposes beginning in the taxable year ended December 31, 2011.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of ARC HT’s Annual Report on Form 10-K. Further, forward-looking statements speak only as of the date they are made, and ARC HT undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts
Anthony J. DeFazio	Ed Lange, Jr., CFO and COO
DDCworks	American Realty Capital Healthcare Trust, Inc.
tdefazio@ddcworks.com	elange@arlcap.com
Ph: (484) 342-3600	Ph: (212) 415-6500

Andrew G. Backman, Managing Director
Investor Relations / Public Relations
RCS Capital Corporation
abackman@rcscapital.com
Ph: (917) 475-2135